EXHIBIT 99.9

Opinion and Consent of General Counsel of Pacific Life

[Letterhead of Pacific Life]


October 30, 1997

Pacific Life Insurance Company
700 Newport Center Drive
Newport Beach, California 92660


Dear Sirs:

In my capacity as General Counsel of Pacific Life Insurance Company ("Pacific Life"), I have supervised the acquisition of Pacific Corinthian Variable Separate Account of Pacific Corinthian Life Insurance Company on October 30, 1997, pursuant to the authority of the resolution of the Board of Directors of Pacific Mutual Life Insurance Company ("Pacific Mutual") dated July 28, 1992 concerning the Merger of Pacific Corinthian Life Insurance Company into Pacific Mutual. Moreover, I have been associated with the preparation of the Registration Statement on Form N-4 ("registration statement") filed by Pacific Mutual and Pacific Corinthian Variable Separate Account with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of interests in the variable annuity contracts to be funded by the Pacific Corinthian Variable Separate Account (the "Variable Contracts").

I have made such examination of the law and examined such corporate records and such other documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

     1. Pacific Life has been duly organized under the laws of the State of California and is a validly existing stock life insurance company.

     2. Pacific Corinthian Variable Separate Account is duly created and validly existing as a separate account pursuant to the provisions of
         Section 10506 of the Insurance Code of the State of California.

     3. The portion of the assets to be held in Pacific Corinthian Variable Separate Account equal to the reserves and other liabilities under the Variable Contracts is not chargeable with liabilities arising out of any other business Pacific Life may conduct.

     4. The Variable Contracts have been duly authorized by Pacific Life and constitute legal, validly issued, and binding obligations of Pacific Life, except as limited by bankruptcy or insolvency laws affecting the rights of creditors generally.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,
/s/ DAVID R. CARMICHAEL
-----------------------
David R. Carmichael
General Counsel